Exhibit 99.1

Proofpoint Announces Closing of $201.25 Million of 1.25% Convertible Senior Notes due 2018

SUNNYVALE, Calif., December 11, 2013 — Proofpoint (NASDAQ: PFPT), a leading security-as-a-service provider, today announced the closing of its offering of $201.25 million aggregate principal amount of 1.25% convertible senior notes due in 2018 (the “notes”). The offering represented $175 million aggregate principal amount of notes plus the full exercise of the initial purchasers’ option to purchase up to an additional $26.25 million aggregate principal amount of notes. The notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes are unsecured, unsubordinated obligations of Proofpoint, and will mature on December 15, 2018, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Interest is payable semi-annually in cash at a rate of 1.25% per annum.  Prior to June 15, 2018, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.  Upon conversion, the notes may be settled in shares of Proofpoint common stock, cash or a combination of cash and shares of Proofpoint common stock, at the election of Proofpoint.

Holders of the notes will have the right to require Proofpoint to repurchase all or some of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of fundamental change (as defined in the indenture relating to the notes).  Proofpoint will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes or redemptions occurring prior to the maturity date.

The notes are also redeemable by Proofpoint on or after December 20, 2016 at 100% of the principal amount, plus any accrued and unpaid interest, if the last reported sale price of Proofpoint’s common stock is at least 130% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading-day period.

The notes have an initial conversion rate of 25.6271 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances).  This represents an initial conversion price of approximately $39.02 per share, which represents a premium of approximately 32.5% to the $29.45 per share closing price of Proofpoint’s common stock on the NASDAQ Global Market on December 5, 2013.

Proofpoint estimates that the net proceeds from the offering will be approximately $195.3 million, after deducting the initial purchasers’ discounts and estimated offering expenses payable by Proofpoint.  Proofpoint expects to use the net proceeds of the offering for general corporate purposes and potential acquisitions and strategic transactions. However, Proofpoint has no commitments with respect to any such acquisitions or investments at this time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of Proofpoint common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and the shares of common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement:

This press release contains “forward-looking statements” including, among other things, statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, and industry or political conditions in the United States or internationally.

We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

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Media Contact:

Orlando Debruce

Proofpoint, Inc.

408-338-6870
odebruce@proofpoint.com

Investor Contact:

Seth Potter

ICR for Proofpoint, Inc.

646-277-1230
seth.potter@icrinc.com